Circuit City Stores, Inc. Reports Third Quarter Results
                       Company Lowers Fiscal 2007 Outlook

Richmond, Va., December 19, 2006 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the third quarter ended November 30, 2006.
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Statements of Operations Highlights

                                      Three Months Ended November 30             Nine Months Ended November 30
                                         2006                2005                  2006                2005
(Dollar amounts in millions                  % of                  % of                % of                 % of
except per share data)                $      Sales        $        Sales          $    Sales       $        Sales
-------------------------------------------------------------------------    --------------------------------------
Net sales.......................    $3,102.3  100.0%   $2,901.4    100.0%     $8,558.5  100.0%    $7,686.3  100.0%
Gross profit....................    $  688.8   22.2%   $  700.0     24.1%     $2,005.0   23.4%    $1,867.5   24.3%
Selling, general and administrative
    expenses....................    $  720.9   23.2%   $  686.7     23.7%     $2,023.1   23.6%    $1,877.8   24.4%
(Loss) earnings from continuing
    operations before income taxes  $  (27.4)  (0.9)%  $   16.6      0.6%     $   (0.8)     -     $    3.3      -
Net (loss) earnings from continuing
    operations..................    $  (15.6)  (0.5)%  $   10.2      0.3%     $    0.8      -     $    2.1      -
Net (loss) earnings.............    $  (16.0)  (0.5)%  $   10.1      0.3%     $    0.4      -     $   (1.6)     -
Net (loss) earnings per share from
    continuing operations.......    $  (0.09)     -    $   0.06        -      $      -      -     $  0.01       -
Net (loss) earnings per share...    $  (0.09)     -    $   0.06        -      $      -      -     $ (0.01)      -

Balance Sheet Highlights

                                                                        November 30
(Dollar amounts in millions)                                        2006           2005          % Change
--------------------------------------------------------------------------------------------     ------------
Cash, cash equivalents and short-term investments............... $    897.9     $    550.3           63%
Merchandise inventory........................................... $  2,531.5     $  2,676.7           (5)%
Merchandise payable............................................. $  1,872.9     $  1,655.5           13%
Long-term debt, including current installments.................. $     54.8     $     39.9           37%
Stockholders' equity............................................ $  1,918.0     $  1,828.3            5%

Third Quarter Summary
o Net sales grew 6.9 percent, driven by a comparable store sales gain of 5.1 percent on top of a comparable store sales gain of 13.1 percent in the prior year.
o In the domestic segment, Web-originated sales grew 67 percent, call center sales grew 84 percent and services revenues grew 72 percent versus the prior year.
o Gross profit margin declined 192 basis points compared with last year's result due to a decline in merchandise margin for televisions, PC hardware, and entertainment software, as well as a decrease in extended warranty net sales as a percentage of domestic segment net sales.
o SG&A expenses as a percentage of sales, which included approximately 120 basis points in net incremental expenses related to investments in information technology, multi-channel capabilities and innovation activities, declined 43 basis points from the prior year.
o The loss from continuing operations before income taxes was 0.9 percent of sales compared with earnings from continuing operations before income taxes of 0.6 percent of sales in the prior year.
o The company reported a net loss from continuing operations of 9 cents per diluted share compared with net earnings of 6 cents per diluted share in the prior year.
o The company's cash, cash equivalents and short-term investments increased by $348 million to $898 million, driven by a significant decrease in net-owned inventory.

"The third quarter was volatile for the company," said Philip J. Schoonover, chairman, president and chief executive officer of Circuit City Stores, Inc. "While we are disappointed with our profit performance this quarter, we continue to see evidence that we are on the right long-term path to sustainable growth. We saw sales growth in the key pillars of home entertainment, multi-channel and services. These efforts allowed us to report solid comparable store sales growth despite facing a 13.1 percent comparison from last year. We also made progress in building our pipeline of new Superstore sites.

"During September, our results tracked ahead of our plan, but, as the quarter progressed, our results fell below our expectations. While a number of categories underperformed our gross margin expectations, the most significant variance from plan was in the flat panel television category. The pace of the decline in flat panel television prices accelerated during the quarter as manufacturers and retailers competed aggressively for market share, and prices fell to unanticipated levels. Although flat panel television unit sales increased by strong double digits, the increase in television units and associated attachment sales did not produce the gross profit dollar results necessary to offset these price declines.

"We are committed to funding the key strategic investments in information technology, multi-channel capabilities and innovation activities necessary to ensure long-term success. While we were able to reduce some expenses during the quarter, our flexibility was somewhat limited due to relatively heavy investment spending as well as not wanting to risk any disruption immediately prior to the key holiday selling period.

"The progress we have made with the pillars of our growth strategy is encouraging. We capitalized on strong consumer electronics industry growth, as flat panel television unit sales growth rates accelerated with each month of the quarter. In November, we rolled out an updated version of circuitcity.com that offers improved check-out and focuses on providing solutions for each customer purchase. In September, we successfully launched our new services brand, firedogSM, and are encouraged by the initial consumer reaction to the brand. We remain committed to our real estate strategy. We opened eight incremental Superstores, opened five outlet stores, relocated four Superstores and remodeled one Superstore during the quarter. Our pipeline of expected store openings continues to grow, and we plan to open between 60 and 65 new Superstores next fiscal year.

"Clearly, the quarter's performance did not meet our profit expectations. As a result of this and our fourth quarter expectations, we have reduced our fiscal 2007 outlook. At our analyst conference in May 2006, we laid out a goal of earnings from continuing operations before incomes taxes as a percentage of consolidated net sales of 5 percent in a three- to five-year timeframe, and we remain committed to this goal. The path to this goal was through a series of initiatives that focused on improving sales and gross margin as well as improving the efficiency of our expense structure. In November, as a result of the intensified gross margin pressures within the industry, we launched efforts to accelerate the timing of those initiatives. We believe the results of this program will serve to deliver sustainable growth in revenues and profits in an environment with lower expected gross margins."

A summary of results by segment is shown in Table 1.

Sales
For the third quarter ended November 30, 2006, net sales increased 6.9 percent to $3.10 billion from $2.90 billion in the same period last year, with consolidated comparable store sales increasing 5.1 percent from the prior year. A summary of sales results is shown in Table 2.

Domestic Segment Sales
For the third quarter, net sales for the domestic segment increased 7.3 percent to $2.93 billion from $2.73 billion in the same period last year, with comparable store sales increasing 5.5 percent from the prior year. For the quarter in the domestic segment, Web-originated sales grew 67 percent, services revenues grew 72 percent and call center sales grew 84 percent from the prior year.

The percent of sales represented by each major product category for the periods ended November 30, 2006 and 2005, is shown in Table 3.

In the video category, Circuit City produced a high-single-digit comparable store sales increase in the third quarter. Total television comparable store sales increased by double digits, led by double-digit comparable store sales growth in flat panel televisions. Comparable store sales of digital imaging products and accessories also increased by double digits. Growth in the category was partially offset by a single-digit decline in comparable store sales of camcorders and a double-digit decline in DVD hardware.

In the information technology category, Circuit City produced comparable store sales that were approximately flat compared to the prior year. Comparable store sales in PC hardware declined by low-single digits as a high-single-digit increase in notebook computers was more than offset by a double-digit decline in desktop computers.

In the audio category, Circuit City produced comparable store sales that were approximately flat compared to the prior year. A triple-digit comparable store sales increase in navigation products was offset by a high-single-digit decline in home audio products and a double-digit decline in satellite radio products. Comparable store sales of portable digital audio products were approximately flat to last year and portable digital audio accessories grew by high-single digits.

In the entertainment category, Circuit City produced a high-single-digit comparable store sales increase in the third quarter, reflecting a strong-double-digit comparable store sales increase in video gaming products and a double-digit comparable store sales increase in PC software. Comparable store sales of video software declined by mid-single digits and comparable store sales in music software declined by double digits.

Domestic segment extended warranty net sales were $103.3 million, or 3.5 percent of domestic segment net sales, in the third quarter, compared with $104.7 million, or 3.8 percent of domestic segment net sales, in the same period last year.

International Segment Sales
For the third quarter, net sales for the international segment increased 0.6 percent to $171.6 million from $170.6 million in the same period last year. The increase was driven by the effect of fluctuations in foreign currency exchange rates, which accounted for approximately 4 percentage points of the international segment's third quarter net sales increase. Comparable store sales decreased 3.7 percent for the quarter in local currency.

Gross Profit
The consolidated gross profit margin was 22.2 percent in the third quarter compared with 24.1 percent in the same period last fiscal year. Domestic segment gross profit margin declined 190 basis points from the prior year, driven by a decline in merchandise margin primarily in televisions, PC hardware, and entertainment software, as well as a decrease in extended warranty net sales as a percentage of domestic segment net sales.

The international segment's third quarter gross profit margin decline of 165 basis points did not materially impact the consolidated gross profit margin. The decrease resulted primarily from a greater percentage of sales of lower-margin digital products as well as clearance activities related to assortment rationalization.

Selling, General and Administrative Expenses
Selling, general and administrative expenses were 23.2 percent of consolidated net sales in the third quarter, compared with 23.7 percent of consolidated net sales in the same period last year. The domestic segment contributed 17 basis points to the 43 basis point decrease in the consolidated expense-to-sales ratio, despite incurring incremental expenses related primarily to strategic investments. The domestic segment's improvement primarily reflects a decrease in advertising expense and leverage of payroll expenses. The company also recorded a net benefit of $7.0 million in relocation expense. This net benefit resulted from the reversal of lease termination charges for seven previously-vacant locations that have re-opened or will re-open as outlet stores, partially offset by expenses associated with completing four relocations during the quarter. These improvements were partially offset by net incremental expenses related to investments in information technology, multi-channel capabilities and innovation activities that amounted to approximately 120 basis points as a percentage of consolidated net sales. During the third quarter of fiscal 2006, the company recorded its portion of the Visa/MasterCard antitrust litigation settlement. The $9.4 million gain is reflected as a reduction to domestic segment store expenses.

The international segment contributed 26 basis points to the decrease in the consolidated expense-to-sales ratio, as the segment's SG&A expenses as a percentage of segment net sales declined 403 basis points. For the third quarter of fiscal 2006, the international segment's general and administrative expenses included $8.3 million in brand transition expenses.

A summary of selling, general and administrative expenses by category is shown in Table 4.

Net (Loss) Earnings from Continuing Operations
The fiscal 2007 third quarter net loss from continuing operations totaled $15.6 million, or 9 cents per share, compared with net earnings of $10.2 million, or 6 cents per share, for the third quarter of fiscal 2006.

Net Loss from Discontinued Operations
In the third quarter of fiscal 2007, the net loss from discontinued operations totaled $0.4 million, and primarily related to a domestic segment operation that is held for sale. In the third quarter of fiscal 2006, the net loss from discontinued operations totaled $0.01 million and related to a domestic segment operation that is held for sale and a domestic segment subsidiary, MusicNow, LLC, which was sold in October 2005.

Financial Condition
At November 30, 2006, Circuit City had cash, cash equivalents and short-term investments of $898 million, compared with $550 million at November 30, 2005. The year-over-year change in the cash position reflects cash provided by operations, including the reduction in net-owned inventory, partially offset by the use of cash to purchase property and equipment and to repurchase common stock.

Merchandise inventory decreased 5 percent to $2.53 billion from $2.68 billion last year, driven by improved supply chain and inventory management execution, including a reduction in slower-moving and at-risk inventories while improving customer-encountered in-stock levels. Merchandise payable increased 13 percent to $1.87 billion from $1.66 billion due primarily to increased purchases closer to the time of sale. Net-owned inventory decreased by $363 million, of which domestic segment net-owned inventory decreased by $332 million, compared with the prior year. The company now expects to reduce fiscal year-end domestic segment net-owned inventory by $75 million to $125 million.

Long-term debt, including current installments, increased to $55 million from $40 million in the previous year due primarily to lease-related obligations.

Capital expenditures, net of landlord reimbursements, for the third quarter totaled $89 million.

Stock Buyback
Circuit City continued to repurchase stock, consistent with the board's $1.2 billion authorization, during the third quarter. As of November 30, 2006, the company had repurchased 52.9 million shares under this authorization at a cost of $819.6 million. Of this total, repurchases during the third quarter totaled
0.7 million shares at a cost of $19.9 million.

Updated Fiscal 2007 Outlook
The company now expects the following in fiscal 2007:
o consolidated net sales growth of 8 percent to 9 percent, down from 9 percent to 11 percent
o domestic segment comparable store sales growth of 6 percent to 7 percent, down from 7 percent to 9 percent
o incremental expenses in information technology, multi-channel capabilities and innovation activities, primarily related to expenses for investments, that will total approximately 90 basis points as a percentage of consolidated sales, down from 100 basis points
o the classification of net income to discontinued operations in the fourth quarter as the result of returning management of 93 Rogers Plus(R) stores to Rogers Wireless Inc. in January 2007, of approximately $5.1 million, all of which relates to the fourth quarter
o earnings from continuing operations before income taxes (EBT) as a percentage of consolidated net sales of 1.0 percent to 1.4 percent, down from 2.0 percent to 2.4 percent, excluding the impact of classifying the results from the Rogers Plus(R) stores as discontinued operations
o capital expenditures, net of landlord reimbursements, of approximately $275 million, down from $290 million
o depreciation and amortization expense of approximately $190 million o a reduction in domestic segment net-owned inventory from February 28, 2006, to February 28, 2007, of $75 million to $125 million, up from $50 million to $100 million

The fiscal 2007 outlook, as updated, is based on the following assumptions:
o    a continuation of current competitive and macroeconomic environments
o    continued gross margin pressure in key product areas
o    continued   sales  growth  in  key  product  areas   including  flat  panel
     televisions, video game hardware, notebook computers, digital imaging and portable digital audio players as well as related accessories and services
o    continued growth in Web-originated sales
o no realization of benefits in fiscal 2007 from initiatives to accelerate sales growth, gross margin improvement or expense reductions, nor any potential costs or expenses associated with those initiatives
o    improved customer-encountered inventory in-stock levels

In the second quarter, the company conducted its annual review of goodwill associated with its international segment for impairment and determined that no impairment existed. The company is carefully monitoring sales and margin trends in the fourth quarter to determine whether it will be necessary to re-evaluate the asset for impairment. Future valuation adjustments based upon this review could cause actual results to vary materially from expected results.

Domestic segment Superstore openings and estimates are shown in Table 5. Ten of the fourth quarter openings are planned for February. The company expects approximately one third of the openings to be in the 20,000 square foot format. The company has completed the planned remodel of two locations.

Expenses related to domestic segment store relocations, remodeling and store refresh activities are expected to total approximately $25 million. The company expects that the consolidated effective income tax rate applicable to results from continuing operations will be 35.9 percent.

The company's estimate of capital expenditures includes $126 million for relocations, new store construction, store refreshes and category resets. Information technology capital expenditures are expected to total $115 million. Distribution and other capital expenditures are expected to total $23 million. Net capital expenditures of $11 million are anticipated for the international segment.

Conference Call Information
Circuit City will host a conference call for investors at 11:00 a.m. EST today. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 2:00 p.m. EST today and will remain available through December 26. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial
(706) 645-9291. The access code for the replay is 3328132. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services. At November 30, the domestic segment operated 640 Superstores and 11 other locations in 158 U.S. media markets. At November 30, the international segment operated through 955 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the effect of pricing and promotional activities of the company's competitors and the company's response to those actions, (2) the pace of commoditization of digital products, (3) the company's ability to control and leverage expenses as a percentage of sales, (4) the possibility of adverse changes in general economic conditions, (5) the company's ability to generate sales and margin growth through expanded service offerings, (6) the company's ability to continue to generate strong sales growth in key product categories and through its direct sales channel, (7) the impact of inventory and supply chain management initiatives on inventory levels and profitability, (8) the impact of initiatives related to upgrading merchandising, marketing and information systems on revenue and margin and the costs associated with these investments, (9) the availability of real estate that meets the company's criteria for new and relocating stores,
(10) the cost and timeliness of new store openings and relocations, (11) the company's ability to implement sales and profitability improvements for the international segment, (12) a continued strong product cycle for consumer electronics, and (13) the accuracy of the assumptions underlying the company's projected 2007 results as discussed under "Updated Fiscal 2007 Outlook" in this release. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report on Form 10-K for the fiscal year ended February 28, 2006, in the Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2006, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at http://investor.circuitcity.com.

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163 Corey Benjamin, Investor Relations, (804) 527-4033
             Jessica Clarke, Investor Relations, (804) 527-4038





                            CIRCUIT CITY STORES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      PERIODS ENDED NOVEMBER 30 (UNAUDITED)
                  (Amounts in thousands except per share data)

                                                                 Three Months                        Nine Months
                                                                 ------------                        -----------
                                                             2006            2005               2006              2005
                                                             ----            ----               ----              ----

NET SALES                                                $  3,102,299    $  2,901,385      $   8,558,465     $   7,686,326
Cost of sales, buying and warehousing                       2,413,492       2,201,371          6,553,442         5,818,778
                                                          ------------    ------------      -------------     -------------

GROSS PROFIT                                                  688,807         700,014          2,005,023         1,867,548

Selling, general and administrative expenses                  720,921         686,668          2,023,080         1,877,775
                                                          ------------    ------------      -------------     -------------

OPERATING (LOSS) INCOME                                       (32,114)         13,346            (18,057)          (10,227)

Interest income                                                 5,744           4,334             18,584            15,228

Interest expense                                                1,034           1,113              1,359             1,743
                                                          ------------    ------------      -------------     -------------

(Loss) earnings from continuing
    operations before income taxes                            (27,404)         16,567               (832)            3,258

Income tax (benefit) provision                                (11,778)          6,415             (1,591)            1,124
                                                          ------------    ------------      -------------     -------------

NET (LOSS) EARNINGS FROM CONTINUING OPERATIONS                (15,626)         10,152                759             2,134

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX                    (364)            (10)            (2,109)           (3,753)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
    PRINCIPLE, NET OF TAX                                           -               -              1,773                 -
                                                          ------------    ------------      -------------     -------------

NET (LOSS) EARNINGS                                      $    (15,990)   $     10,142      $         423     $      (1,619)
                                                          ============    ============      =============     =============

Weighted average common shares:
      Basic                                                   171,063         174,438            170,695           179,426
                                                          ============    ============      =============     =============

      Diluted                                                 171,063         177,509            175,332           182,328
                                                          ============    ============      =============     =============

(LOSS) EARNINGS PER SHARE:
    Basic:
      Continuing operations                              $      (0.09)   $       0.06      $           -     $        0.01
      Discontinued operations                            $          -    $          -      $       (0.01)    $       (0.02)
      Cumulative effect of change in accounting principle$          -    $          -      $        0.01     $           -
      Net (loss) earnings                                $      (0.09)   $       0.06      $           -     $       (0.01)


    Diluted:
      Continuing operations                              $      (0.09)   $       0.06      $           -     $        0.01
      Discontinued operations                            $          -    $          -      $       (0.01)    $       (0.02)
      Cumulative effect of change in accounting principle$          -    $          -      $        0.01     $           -
      Net (loss) earnings                                $      (0.09)   $       0.06      $           -     $       (0.01)







                            CIRCUIT CITY STORES, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Amounts in thousands)
                                                                                      November 30
                                                                                      -----------
                                                                          2006                        2005
                                                                     ----------------            ----------------
ASSETS

Current Assets:
Cash and cash equivalents                                          $         446,705           $         417,802
Short-term investments                                                       451,182                     132,474
Accounts receivable, net of allowance for doubtful accounts                  420,876                     298,182
Merchandise inventory                                                      2,531,486                   2,676,695
Deferred income taxes                                                         39,663                      26,646
Income tax receivable                                                         22,810                      12,142
Prepaid expenses and other current assets                                     65,323                      65,665
                                                                     ----------------            ----------------
Total Current Assets                                                       3,978,045                   3,629,606

Property and equipment, net of accumulated depreciation                      935,872                     803,531
Deferred income taxes                                                         70,104                      99,868
Goodwill                                                                     218,739                     228,593
Other intangible assets, net of accumulated amortization                      23,278                      29,763
Other assets                                                                  43,238                      38,968
                                                                     ----------------            ----------------

TOTAL ASSETS                                                       $       5,269,276           $       4,830,329
                                                                     ================            ================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Merchandise payable                                                $       1,872,936           $       1,655,524
Expenses payable                                                             410,291                     306,506
Accrued expenses and other current liabilities                               550,096                     518,942
Short-term debt                                                               35,012                      68,560
Current installments of long-term debt                                         7,301                       1,488
                                                                     ----------------            ----------------

Total Current Liabilities                                                  2,875,636                   2,551,020

Long-term debt, excluding current installments                                47,479                      38,410
Accrued straight-line rent and deferred rent credits                         269,629                     253,308
Accrued lease termination costs                                               58,738                      64,880
Other liabilities                                                             99,791                      94,399
                                                                     ----------------            ----------------

TOTAL LIABILITIES                                                          3,351,273                   3,002,017
                                                                     ----------------            ----------------

Stockholders' Equity:
Common stock                                                                  87,861                      88,516
Capital in excess of par value                                               435,773                     475,727
Retained earnings                                                          1,351,994                   1,226,482
Accumulated other comprehensive income                                        42,375                      37,587
                                                                     ----------------            ----------------

TOTAL STOCKHOLDERS' EQUITY                                                 1,918,003                   1,828,312
                                                                     ----------------            ----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $       5,269,276           $       4,830,329
                                                                     ================            ================




Table 1: Segment Performance Summary

Domestic Segment
                                                      Three Months Ended November 30
                                                       2006                   2005
                                                            % of                    % of
(Dollar amounts in millions)                         $     Sales          $        Sales
--------------------------------------------------------------------------------------------
Net sales                                       $ 2,930.7  100.0 %    $ 2,730.8    100.0 %
Gross profit                                    $   632.4   21.6 %    $   641.1     23.5 %
Selling, general and administrative expenses    $   664.7   22.7 %    $   623.9     22.8 %
Net (loss) earnings from continuing operations  $   (15.4)  (0.5)%    $    13.1      0.5 %


                                                      Nine Months Ended November 30
                                                       2006                   2005
                                                            % of                    % of
(Dollar amounts in millions)                         $     Sales          $        Sales
--------------------------------------------------------------------------------------------
Net sales                                       $ 8,096.9  100.0 %    $ 7,259.5    100.0 %
Gross profit                                    $ 1,846.9   22.8 %    $ 1,711.8     23.6 %
Selling, general and administrative expenses    $ 1,860.7   23.0 %    $ 1,707.5     23.5 %
Net (loss) earnings from continuing operations  $     4.4    0.1 %    $    11.6      0.2 %

International Segment
                                                      Three Months Ended November 30
                                                       2006                   2005
                                                            % of                    % of
(Dollar amounts in millions)                         $     Sales           $       Sales
--------------------------------------------------------------------------------------------
Net sales                                       $   171.6  100.0 %    $   170.6    100.0 %
Gross profit                                    $    56.4   32.9 %    $    58.9     34.5 %
Selling, general and administrative expenses    $    56.2   32.8 %    $    62.8     36.8 %
Net (loss) earnings from continuing operations  $    (0.3)  (0.2)%    $    (3.0)    (1.7)%


                                                      Nine Months Ended November 30
                                                       2006                   2005
                                                            % of                    % of
(Dollar amounts in millions)                          $    Sales           $       Sales
--------------------------------------------------------------------------------------------
Net sales                                       $   461.6  100.0 %    $   426.9    100.0 %
Gross profit                                    $   158.1   34.3 %    $   155.8     36.5 %
Selling, general and administrative expenses    $   162.4   35.2 %    $   170.3     39.9 %
Net (loss) earnings from continuing operations  $    (3.7)  (0.8)%    $    (9.5)    (2.2)%



Table 2: Sales Summary

                                   Three Months Ended                         Comparable
                                       November 30              Year-Over     Store Sales
(Dollar amounts in millions)         2006       2005           Year Change     Change(a)
----------------------------------------------------------------------------------------
Domestic segment sales             $2,930.7   $2,730.8          7.3 %           5.5 %
International segment sales           171.6      170.6          0.6 %          (3.7)%
                                 ---------------------
Net sales                          $3,102.3   $2,901.4          6.9 %           5.1 %
                                 =====================

                                   Nine Months Ended                          Comparable
                                      November 30               Year-Over     Store Sales
(Dollar amounts in millions)         2006     2005             Year Change      Change(a)
----------------------------------------------------------------------------------------
Domestic segment sales             $8,096.9   $7,259.5         11.5 %           9.5 %
International segment sales           461.6      426.9          8.1 %          (1.4)%
                                 --------------------
Net sales                          $8,558.5   $7,686.3         11.3 %           8.9 %
                                 ====================

(a)A store's sales are included in comparable store sales after the store has been open for a full 12 months. In addition, comparable store sales include Web-originated sales and sales from relocated stores. The calculation of comparable store sales excludes the impact of fluctuations in foreign currency exchange rates.

Table 3: Percent of Domestic Segment Sales by Category(a)

                                    Three Months Ended      Nine Months Ended
                                        November 30             November 30
                                        2006    2005           2006     2005
------------------------------------------------------       -----------------
Video                                    47 %    46 %           45 %     43 %
Information technology                   27      28             29       30
Audio                                    15      15             15       16
Entertainment                            11      11             11       11
                                     -----------------       -----------------
Total                                   100 %   100 %          100 %    100 %
                                     =================       =================

(a) Excludes extended warranty revenue and installation revenue


Table 4: Selling, General and Administrative Expenses

Consolidated
                                        Three Months Ended November 30                 Nine Months Ended November 30
                                           2006                 2005                   2006                2005
                                                % of                 % of                   % of                  % of
(Dollar amounts in millions)              $     Sales       $        Sales           $     Sales          $       Sales
---------------------------------------------------------------------------     ----------------------------------------
Store expenses                        $ 637.7   20.6 %   $ 583.8    20.1 %      $ 1,743.2   20.4 %    $ 1,604.2    20.9 %
General and administrative expenses      79.8    2.6        86.6     3.0            253.6    3.0          242.9     3.2
Stock-based compensation expense          5.4    0.2         9.3     0.3             20.7    0.2           19.1     0.2
Remodel expenses                          0.1      -           -       -              0.6      -              -       -
Relocation expenses(a)                   (7.0)  (0.2)        2.6     0.1             (4.9)  (0.1)           4.9     0.1
Pre-opening expenses                      4.9    0.2         4.3     0.2              9.9    0.1            6.7     0.1
                                      -------------------------------------     ----------------------------------------
Total                                 $ 720.9   23.2 %   $ 686.7    23.7 %      $ 2,023.1   23.6 %    $ 1,877.8    24.4 %
                                      =====================================   ==========================================
(a) Results  from the three months  ended  November 30, 2006,  include a benefit from the  reversal  of lease  termination  charges for seven  previously  vacant stores that have re-opened or will re-open as outlet stores, partially offset by expenses associated with completing four relocations during the quarter.

Domestic Segment
                                        Three Months Ended November 30                 Nine Months Ended November 30
                                           2006                 2005                   2006                2005
                                                % of                 % of                   % of                  % of
(Dollar amounts in millions)              $     Sales       $        Sales           $     Sales          $       Sales
--------------------------------------------------------------------------      ----------------------------------------
Store expenses                        $ 592.2   20.2 %   $ 539.5    19.8 %      $ 1,613.3   19.9 %    $ 1,489.4    20.5 %
General and administrative expenses      69.4    2.4        68.5     2.5            222.7    2.8          188.1     2.6
Stock-based compensation expense          5.1    0.2         9.0     0.3             19.1    0.2           18.5     0.3
Remodel expenses                          0.1      -           -       -              0.6      -              -       -
Relocation expenses(a)                   (7.0)  (0.2)        2.6     0.1             (4.9)  (0.1)           4.9     0.1
Pre-opening expenses                      4.9    0.2         4.3     0.2              9.9    0.1            6.7     0.1
                                      -------------------------------------     ----------------------------------------
Total                                 $ 664.7   22.7 %   $ 623.9    22.8 %      $ 1,860.7   23.0 %    $ 1,707.5    23.5 %
                                      =====================================     ========================================
(a) Results  from the three months  ended  November 30, 2006,  include a benefit from the  reversal  of lease  termination  charges for seven  previously  vacant stores that have re-opened or will re-open as outlet stores, partially offset by expenses associated with completing four relocations during the quarter.

International Segment
                                        Three Months Ended November 30                Nine Months Ended November 30
                                           2006                 2005                  2006                 2005
                                                % of                 % of                   % of                  % of
(Dollar amounts in millions)              $     Sales       $        Sales           $     Sales        $         Sales
--------------------------------------------------------------------------      ----------------------------------------
Store expenses                        $  45.5   26.5 %   $  44.3    26.0 %      $   129.9   28.1 %    $   114.8    26.9 %
General and administrative expenses      10.4    6.1        18.1    10.6             31.0    6.7           54.8    12.8
Stock-based compensation expense          0.3    0.2         0.3     0.2              1.6    0.3            0.7     0.2
                                      ----------------------------------------   ----------------------------------------
Total                                 $  56.2   32.8 %   $  62.8    36.8 %      $   162.4   35.2 %    $   170.3    39.9 %
                                      ========================================  ========================================

Table 5: Domestic Segment Superstore Openings(a)

                                       Q1    Q2    Q3     Q4    FY07
----------------------------------------------------------------------
Incremental Superstores                3    2      8     9-10   22-23
Relocated Superstores                  2    -      4      4-6   10-12
                                      ---------------------------------
Total expected Superstore openings     5    2     12    13-16   32-35
                                      =================================

(a) First, second and third quarter openings are actual. On February 28, 2006, the company closed one store in advance of opening a replacement store in the first quarter of fiscal 2007. The replacement store is included in relocations for the first quarter of fiscal 2007.

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